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                                                                  EXHIBIT 10(ii)









                                September 8, 1998

Mr. Edward Kuehnle
17 Devonshire Land
Mendham, NJ  07945

Dear Ed:


         We are delighted to offer you employment and new career opportunities at IRI. The purpose of this letter is to summarize our verbal offer to you.

         You will be employed as Division President for Customer Sales and Service, reporting to me. Your base salary will be $265,000 per year, your next review date will be May 1, and annually each May thereafter. Your May 1, 1999 increase will be pro-rated based on your start date. Your initial annual bonus target will be 35% of your base salary, and your final bonus will be based on your performance and IRI's bonus plan formula. You will not be bonus eligible for 1998. We will also provide you with a $40,000 sign on bonus payable 30 days after your start date. You will be required to repay the sign on bonus to IRI, if you are terminated for cause or you voluntarily resign your position before your one year anniversary.

         You will enjoy all employee benefits and perquisites available generally to the other senior executive officers of the Company. This includes IRI's flexible benefits program which consists of health and welfare plans, life insurance, disability, 401(k) plan, holidays, personal leave, sick leave and vacation allowance (four weeks vacation per year), and IRI's new Executive Deferred Compensation Program.

         As we have discussed, your assignment will initially be located in Fairfield, NJ. However, we will expect you to relocate to Chicago no later than October 1, 1999. This relocation to the Corporate office is mandatory and is non-negotiable. You also will receive IRI's comprehensive relocation package for senior executives which includes relocation assistance in planning your move to Chicago from a third party relocation company. You'll find the services first class. Enclosed is information regarding IRI's benefits and relocation package. Please contact Gary Newman directly regarding questions pertaining to IRI's benefits and relocation assistance.

         On your start date, the Company will grant you 60,000 options under its senior management Stock Option Plan, to be evidenced by the Company's customary form of stock option agreement. For these 60,000 options, one-third will vest after two years of service and then another third after each anniversary of the starting date of your employment. You will also be eligible based on performance, additional annual stock option grants with approval from IRI's Compensation Committee.



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Mr. Ed Kuehnle
September 8, 1998
Page 2

         Should a "change of control" (defined as the sale of the Company, whether by merger or otherwise, or the acquisition of more than 25% of the company's common stock by an acquirer, or group acting in concert) occur during your employment, the following will apply. If a change in control occurs before the second anniversary of your employment and you leave the Company within one year thereafter for any reason (other than for cause), your options (including any granted to you in the future) will continue to vest and become exercisable (until 30 days after the last options vest) in accordance with their vesting schedules notwithstanding the termination of your employment. If a change in control occurs after the second anniversary of your employment, all your unvested options will immediately vest and become exercisable.

         Upon starting with the Company, you will be expected to execute a customary noncompetition and confidentiality agreement (attached). Should your employment be terminated (including a reduction in responsibility) for any reason other than for cause, death or your voluntary resignation (except in case of resignation within one year following a change in control), you will continue for the next twelve months to receive all benefits including your base salary then in effect. Again, if your employment terminates for cause, or as the result of your death, or your voluntary resignation (except for change of control as stated above) you will receive no severance benefits. Also, any options that would otherwise vest in the succeeding 18 month period following such termination not otherwise vested pursuant to the above change in control provision will vest immediately.

         Ed, everyone is extremely excited about your joining our team. We know you can make a difference for IRI, and believe we can offer you the challenges and career opportunities you desire. On behalf of the Company and our entire senior management team, we are looking forward to your joining IRI and our team.

                                   Sincerely,



                                  Jim Chambers
                                  Group President


Accepted this 7th day of Ocotober, 1998


-----------------------------------------
               Ed Kuehnle


cc:   Gary Newman
      Gian Fulgoni




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SEPTEMBER 11, 1998

Mr. Ed Kuehnle
17 Devonshire Lane
Mendham, NJ  07945-1860

Dear Ed:

This letter will amend our September 8, 1998 offer letter regarding your employment at IRI as Division President of Consumer Sales and Service.

Your assignment will initially be located in Fairfield, NJ. Then, we will expect you to relocate to Chicago no later than October 1, 1999. However, if family circumstances make this difficult for you to complete, we will extend this time to July 1, 2000. If your final relocation is delayed until July 2000, we will expect you to work in Chicago 4 days a week starting on October 1, 1999 (Obviously, you will be on business travel and may be on the east coast for business). We will provide you temporary living until July 1, 2000 and the ability to fly home on weekends.

I hope this amended language confirms our earlier conversation on Thursday. I will contact Linda tomorrow morning to answer her additional questions and will call you over the weekend to touch basis with you.

Sincerely,



Jim Chambers
Group President, US Commercial Businesses


cc:  Gary Newman







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SEPTEMBER 15, 1999



Mr. Ed Kuehnle
17 Devonshire Lane
Mendham, NJ  07945-1860

Dear Ed:

This letter will amend our September 8, offer of employment and the September 11, amended letter. In addition to the benefits you already received, this will confirm you will receive the following additional benefits.

** As a Division President you will be able to fly first class air as long as the travel is booked by IRI's travel department. We fly American and due to the level of business and our executives travel first class. International flying is business class.

** You will receive 4 vacation days in 1998. We would request you take these days during the last week of December (Dec. 28-31). In 1999, you will receive 20 days of vacation and it will be between you and Jim Chambers when you can take vacation.

** We will pay you your signing bonus on January 15th. This will allow you the opportunity to defer the bonus into our Executive Deferral Compensation Plan (EDCP) pre tax after January 1, 9999. We will be sitting down with you in October to explain the EDCP and how and where (specific funds) you can defer your bonus on a pre tax basis.

I believe this covers all of the items we have discussed. Please let me know if you have any questions. You will go through a comprehensive benefits orientation on your first day. However, if you want to do this before you start, I can arrange for my staff to meet with you prior to enroll you in our benefits.

Sincerely,



Gary Newman